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                                                                   EXHIBIT 10.21

                              CONSULTING AGREEMENT
                               (Peter Barton Hutt)

         This Consulting Agreement (this "Agreement"), dated as of September 18, 2002 (the "Effective Date"), is made by and between Mimeon, Inc., a Delaware corporation (the "Company"), and Peter Barton Hutt, an individual (the "Consultant").

         WHEREAS, the Company has engaged and desires to continue to engage the Consultant to perform consulting services on behalf of the Company and the Consultant has performed and desires to continue to perform such services on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

         1.       CONSULTING SERVICES.

                  (a) The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined below) as the Company may request and as set forth in SCHEDULE A (the "Consulting Services"). For purposes of this Agreement, "Field of Interest" shall mean the field of regulatory strategies for drug development.

                  (b) The Consultant agrees to make himself available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in SCHEDULE A, the Consultant may deliver the Consulting Services over the telephone, in person or by written correspondence. Notwithstanding the foregoing, the Consultant shall not be required to devote more than an average of one day per month to the performance of the Consulting Services.

                  (c) The Consultant agrees to devote his best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant's access to and use of the Company's property, information, equipment and facilities.

         2. COMPENSATION. The Company shall pay the Consultant a consulting fee as provided in SCHEDULE A. The Company will reimburse the Consultant for such reasonable business expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company.

         3. INDEPENDENT CONTRACTOR. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company's employee benefit or welfare plans (including, without limitation, any social security or unemployment plans or payments). The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

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         4.       TERM. The parties agree that the term of this Agreement shall be retroactive to April 1, 2002 and will end on the first anniversary of the Effective Date or upon earlier termination as provided below (the "Term"); provided, that the Term may be extended for successive one year periods by mutual agreement of the Company and the Consultant prior to the expiration or termination of this Agreement. This Agreement may be terminated at any time by written agreement of both parties.

         5.       EXCEPTIONS TO THIS AGREEMENT.

                  (a) CERTAIN OTHER CONTRACTS. The Company acknowledges that the Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to an existing confidentiality agreement with a third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services.

                  (b) PRIOR INVENTIONS. The Consultant has informed the Company, in writing, of any and all Inventions (as defined in Section 7) which he claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement. The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Inventions from this Agreement.

         6.       CONFIDENTIAL INFORMATION.

                  (a) While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, (i) use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company, or
(ii) disclose to anyone outside of the Company any such Confidential
Information.

                  (b) The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company). Without limiting the generality of the foregoing, Confidential Information shall include:

                           (1)      any Invention, idea, know-how, improvement,
invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, technology, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof,

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and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form and whether or not patentable or copyrightable); and

                           (2)      the name of any customer, supplier,
employee, prospective customer, sales agent or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

                  (c) Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

                  (d) The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

                  (e) The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

                  (f) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

                  (g) The Consultant acknowledges that the Company from time to time may have agreements with other Persons (as defined in Section 12(j)) or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

         7.       INVENTIONS.

                  (a) CERTAIN INVENTIONS MADE BY OTHERS. During the Term of this Agreement, the Consultant will use his best efforts to promptly disclose to the President of the Company, fully, in writing and on a confidential basis, (i) technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and (ii) any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

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                  (b)      INVENTIONS MADE BY THE CONSULTANT. The Consultant
agrees that all Confidential Information and all other discoveries, inventions, developments, ideas, concepts, trademarks, service marks, logos, methods, processes, products, formulas, computer programs or software, source code, object code, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any designs, specifications or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, written, conceived, developed, reduced to practice or otherwise made by the Consultant, either alone or with others, and in any way related to the Field of Interest or to tasks assigned to the Consultant during the course of his relationship with the Company, whether or not written, conceived, developed, reduced to practice or made on the Company's premises, during the Term or thereafter if resulting or directly derived from Confidential Information (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent applications, patent rights, trademarks, trade secrets rights and reproduction rights to, and other proprietary rights in, each such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Consultant agrees that, to the fullest extent possible, all such Inventions shall constitute works made for hire under the copyright laws of the United States, and, to the extent any Invention does not constitute a work made for hire, hereby assigns to the Company upon creation all Inventions and any and all copyrights, patents and other proprietary rights he may have in any Invention, together with the right to file and/or own, wholly without restrictions, applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon and the Consultant appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. The Consultant hereby waives all claims to moral rights in any Inventions.

         8. CONSULTANT'S OBLIGATION TO KEEP RECORDS. Consultant shall make and maintain adequate and current written records of all Inventions, and shall disclose all Inventions promptly, fully, in writing and on a confidential basis to the President of the Company immediately upon development of the same and at any time upon request. Such records shall be available to and remain the sole property of the Company at all times.

         9. CONSULTANT'S OBLIGATION TO COOPERATE. The Consultant will, at any time during or after the Term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents, copyrights or other proprietary rights in any and all countries with respect to all Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, all applications and assignments of all patents, copyrights and other proprietary rights in the Inventions to the Company or its designees, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents, copyrights and other proprietary rights obtained, including testifying in any suit or proceeding involving any of said patents, copyrights or other proprietary rights or executing any documents deemed necessary by the Company, all

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without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Consultant's assistance incurred at the request of the Company under this Section 9 will be reimbursed by the Company.

         10. NONSOLICITATION. During the Term, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the Term) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

         11. RETURN OF PROPERTY. Upon expiration or termination of the Consultant's engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon expiration or termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions.

         12.      MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

                  (b) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him. Any non-consented-to assignment or delegation by the Consultant, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

                  (c) AMENDMENTS AND SUPPLEMENTS. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

                  (d) NO WAIVER. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such

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provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

                  (e) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

                  (f) NOTICE. All notices and other communications hereunder (other than Consulting Services, which shall be delivered in the manner specified in Section 1 and SCHEDULE A) shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

         To the Company:

                  Mimeon, Inc.
                  45 Moulton Street
                  Cambridge, MA  02138
                  Attention:  President
                  Fax:  617.876.8012

         To the Consultant:

                  Peter Barton Hutt
                  c/o Covington & Burling
                  1201 Pennsylvania, NW
                  Washington, DC 20004
                  Fax: 202-778-5522

                  (g) REMEDIES. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

                  (h) SURVIVAL; VALIDITY. (i) Notwithstanding the termination of the Consultant's relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant's covenants and obligations set forth in Sections 6, 7, 9, 10, 11 and 12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. (ii) In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. (iii) If, after application of
Section 12(h)(ii), any

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provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. (iv) Except as otherwise provided in this Section 12(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

                  (i) CONSTRUCTION. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

                  (j) CERTAIN DEFINITIONS. "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

                  (k) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

                                      *****

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         IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the date first written above.

                                    MIMEON, INC.


                                    By: /s/ Susan K. Whoriskey, Ph.D.
                                       -----------------------------------------
                                    Susan K. Whoriskey, Ph.D
                                    Vice President Licensing and Business
                                    Development


                                    CONSULTANT


                                    /s/ Peter Barton Hutt
                                    --------------------------------------------
                                    Peter Barton Hutt

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                                   SCHEDULE A

         1.       Description of Consulting Services.

                  The Consultant shall provide such consulting services as the Company reasonably requests in connection with the operation of the Company's business.

         2.       Compensation.

                  The Company shall grant to Consultant a Non-Statutory Stock Option to purchase 5,000 shares of Mimeon, Inc. common stock at a purchase price of $0.278 per share pursuant to and in accordance with the Non-Statutory Stock Option agreement attached hereto as Exhibit A.

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                              [Letterhead of MOMENTA]


September 29, 2003

Peter Barton Hutt, Esq.
402 Prince Street
Alexandria, Virginia  22314

Dear Peter:

Reference is made to the Consulting Agreement dated September 18, 2002 between Momenta Pharmaceuticals, Inc. and you (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

Pursuant to Section 4 of the Agreement, Company and Consultant hereby agree to extend the Term of the Agreement for one additional year, from September 18, 2003 through September 17, 2004 (the "Renewal Period"). Except as otherwise agreed to in this Letter Agreement, the same terms and conditions as are set forth in the Agreement shall apply to the rendering of Consulting Services during the Renewal Period.

As compensation for the Consulting Services during the Renewal Period, Consultant will be granted an additional non-statutory stock option to purchase 5,000 shares of the Common Stock of the Company, at an exercise price equal to the fair market value of a share of Common Stock on the date of grant by the Company, with such option to vest in 12 equal monthly installments over the one-year Renewal Period.

With respect to Section 4 of the Agreement, Company and Consultant agree that Company will have the right to terminate the Agreement on written notice to Consultant in the case of: (a) a breach by Consultant of a material provision of the Agreement, where such breach cannot be cured or is not cured within fifteen
(15) days after Consultant's receiving written notice of such breach from Company; (b) a physical or mental inability of Consultant to perform the Consulting Services, which physical or mental inability exists for a period of at least one hundred eighty (180) consecutive days; (c) a material and intentional misappropriation or destruction of Company's funds, properties or assets; or (d) a conviction of a crime involving moral turpitude or constituting a felony or an entering of a plea of nolo contendere to the same.

If the foregoing is in conformity with your understanding, please sign both copies of this Letter Agreement and return one fully-executed copy to me.

Very truly yours,

/s/ Susan K. Whoriskey
Susan K. Whoriskey
Vice President, Licensing and Business Development



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Peter Barton Hutt, Esq.
September 29, 2003
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Agreed and accepted:



/s/ Peter Barton Hutt
-----------------------------
Peter Barton Hutt




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